Exhibit 99.1
news release
For Immediate Release
April 29, 2015

Employers Holdings, Inc. Reports First Quarter 2015 Earnings and Declares Second Quarter 2015 Dividend
Quarterly Net Income per Diluted Share of $0.43 and Net Income before the LPT per Diluted Share of $0.34, up $0.09 and $0.14, respectively, from the First Quarter of 2014
Quarterly Operating Income per Diluted Share of $0.31, up $0.17 from the First Quarter of 2014

•	Net written premiums of $171.9 million; down 6.2% due to rate/underwriting actions in Southern California

•	Net rate up 3.1% overall and 12.4% in California

•	In-force payroll exposure down 3.6% overall and 13.9% in California

•	Combined ratio before the LPT of 101.6%; improved 6 percentage points driven by a lower current accident year loss provision rate

•	Income taxes of $4.1 million; up $2.8 million
Reno, Nevada-April 29, 2015-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported net income of$14.0 million or $0.43 per diluted share, for the quarter ended March 31, 2015 compared to $10.8 million, or $0.34 per diluted share, in the prior year quarter, and net income before the impact of the Loss Portfolio Transfer ("LPT") was $10.9 million or $0.34 per diluted share, in the current quarter compared to $6.5 million, or $0.20 per diluted share, in the prior year quarter. Operating income in the current quarter was $10.2 million, or $0.31 per diluted share, compared to $4.5 million, or $0.14 per diluted share, in the prior year quarter.

Key Highlights
	Three Months Ended March 31,
(in millions, except per share amounts and percentages)	2015	2014	Change
Net written premiums	$171.9	$183.3	(6)%
Total revenues	$177.2	$188.5	(6)%

Operating income	$10.2	$4.5	127%
Operating income per diluted share	$0.31	$0.14	121%
Net income before the impact of the LPT	$10.9	$6.5	68%
Net income before the impact of the LPT per diluted share	$0.34	$0.20	70%

Diluted weighted average shares outstanding	32,454,064	31,989,970	1%

Combined ratio before the impact of the LPT	101.6%	107.6%	(6.0)	pts

Operating return on equity	5.1%	2.5%	2.6	pts

				Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2015	2014	2014	2014	2014
Book value per share(1)	$28.66	$28.38	$26.55	1%	8%
Adjusted book value per share	25.04	24.99	23.41	—%	7%

(1) Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.

See Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP for additional definitions and calculations.
President and Chief Executive Officer Douglas Dirks commented on the results: “The pricing and underwriting initiatives we implemented last year have produced a strong start to 2015. At the end of the first quarter, we increased net income, improved our operating results - both in terms of our combined ratio and operating return on equity - and we increased book value per share. Our top line was down in the first quarter as we moved off poorly performing business or as accounts were not willing to take our price; this was most evident in Southern California. Outside of California, our in-force policies and premium increased. Our net rate was up overall, particularly in California, and our payroll exposure decreased. Net rate again outpaced loss trends and we lowered our current accident year loss provision rate to 67.7%. As we adjusted our book in California, our geographic concentration in California remained high, but decreased to 58% of in-force premium and 54% of total polices.”
Dirks continued: “Our growth plans remain focused on attractive customer classes in and outside of California and, in the future, we expect our policy count to continue to increase at greater rates outside of California. As we enter new states, we will focus on risk selection: targeting specific customer classes and geographic locations. Our focus on technology will continue in 2015 as we further develop predictive analytics and begin the multi-year process to replace our core policy administration system.”
Terry Eleftheriou, Chief Financial Officer, commented: “You will note we are reporting additional metrics in this earnings release: operating income and operating return on equity. These metrics reflect multiple disciplines that are critical to creating sustainable shareholder value including risk selection, product pricing, claims management, medical cost and operating expense control, investment management, and the efficacy of capital and enterprise risk management. Our focus on these measures helps to better align the interests of management and shareholders.”
Second Quarter Dividend
The Board of Directors declared a second quarter 2015 dividend of six cents per share. The dividend is payable on May 27, 2015 to stockholders of record as of May 13, 2015.
Conference Call and Web Cast; Form 10-Q; Supplemental Information
The Company will host a conference call on Thursday, April 30, 2015, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (888) 286-8010 with a pass code of 80479926. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-Q for the quarter ended March 31, 2015, with the Securities and Exchange Commission (“SEC”) on or about Thursday, April 30, 2015. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, “Investors” section of its website at www.employers.com. The Company also provides investor presentations on its website.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations, growth and pricing strategies, and financial and operating performance, as well as the status of the Company's growth plans, expectations on policy count and focus on risk selection. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
Contact:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2015 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended
	March 31,
(in thousands)	2015	2014
Revenues	(unaudited)
Gross premiums written	$174,000	$186,000
Net premiums written	$171,900	$183,300
Net premiums earned	$159,000	$167,200
Net investment income	16,900	18,000
Net realized gains on investments	1,200	3,300
Other income	100	—
Total revenues	177,200	188,500

Expenses
Losses and loss adjustment expenses	106,200	122,300
Commission expense	18,700	20,000
Underwriting and other operating expenses	33,500	33,300
Interest expense	700	800
Total expenses	159,100	176,400

Net income before income taxes	18,100	12,100
Income tax expense	4,100	1,300
Net income	$14,000	$10,800
Less impact of LPT Agreement:
Amortization of the Deferred Gain related to losses	2,400	2,900
Amortization of the Deferred Gain related to contingent commission	500	400
Impact of LPT Reserve Adjustment	—	700
Impact of LPT Contingent Commission Adjustments	200	300
Net income before impact of the LPT Agreement	$10,900	$6,500

Comprehensive income
Unrealized gains during the period (net of tax expense of $5,000 and $5,500 for the three months ended March 31, 2015 and 2014, respectively)	$9,200	$10,200
Reclassification adjustment for realized gains in net income (net of taxes of $400 and $1,200 for the three months ended March 31, 2015 and 2014, respectively)	(800)	(2,100)
Other comprehensive income, net of tax	8,400	8,100
Total comprehensive income	$22,400	$18,900

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
	As of	As of
(in thousands, except share data)	March 31, 2015	December 31, 2014
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,256,400 at March 31, 2015 and $2,186,100 at December 31, 2014)	$2,360,100	$2,275,700
Equity securities at fair value (cost $98,900 at March 31, 2015 and $97,800 at December 31, 2014)	172,600	172,700
Short-term investments at fair value (amortized cost $9,000 at March 31, 2015)	9,000	—
Total investments	2,541,700	2,448,400
Cash and cash equivalents	45,600	103,600
Restricted cash and cash equivalents	8,400	10,800
Accrued investment income	19,200	20,500
Premiums receivable (less bad debt allowance of $9,000 at March 31, 2015 and $7,900 at December 31, 2014)	296,300	295,800
Reinsurance recoverable for:
Paid losses	7,900	10,700
Unpaid losses, including bad debt allowance	663,000	669,500
Deferred policy acquisition costs	46,700	44,600
Deferred income taxes, net	43,400	49,700
Property and equipment, net	20,300	21,000
Intangible assets, net	8,900	9,000
Goodwill	36,200	36,200
Contingent commission receivable—LPT Agreement	26,600	26,400
Other assets	36,500	23,500
Total assets	$3,800,700	$3,769,700
Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,370,300	$2,369,700
Unearned premiums	324,600	310,800
Total claims and policy liabilities	2,694,900	2,680,500
Commissions and premium taxes payable	45,500	46,300
Accounts payable and accrued expenses	16,900	20,400
Deferred reinsurance gain—LPT Agreement	204,100	207,000
Notes payable	92,000	92,000
Other liabilities	37,800	36,700
Total liabilities	3,091,200	3,082,900
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 55,248,130 and 54,866,802 shares issued and 31,875,156 and 31,493,828 shares outstanding at March 31, 2015 and December 31, 2014, respectively	600	600
Additional paid-in capital	348,700	346,600
Retained earnings	607,500	595,300
Accumulated other comprehensive income, net	115,300	106,900
Treasury stock, at cost (23,372,974 shares at March 31, 2015 and December 31, 2014)	(362,600)	(362,600)
Total stockholders’ equity	709,500	686,800
Total liabilities and stockholders’ equity	$3,800,700	$3,769,700

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
(in thousands)	2015	2014
Operating activities	(unaudited)
Net income	$14,000	$10,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,700	1,800
Stock-based compensation	1,800	1,600
Amortization of premium on investments, net	3,200	2,500
Deferred income tax expense	1,800	(1,000)
Net realized gains on investments	(1,200)	(3,300)
Excess tax benefits from stock-based compensation	(600)	(1,100)
Other	1,600	200
Change in operating assets and liabilities:
Premiums receivable	(1,600)	(15,000)
Reinsurance recoverable for paid and unpaid losses	9,300	7,400
Federal income taxes	(1,600)	1,400
Unpaid losses and loss adjustment expenses	600	27,700
Unearned premiums	13,800	16,700
Accounts payable, accrued expenses and other liabilities	(1,500)	(3,400)
Deferred reinsurance gain—LPT Agreement	(2,900)	(3,900)
Contingent commission receivable—LPT Agreement	(200)	(400)
Other	(13,400)	(3,400)
Net cash provided by operating activities	24,800	38,600
Investing activities
Purchase of fixed maturity securities	(168,000)	(94,500)
Purchase of equity securities	(8,000)	(7,800)
Proceeds from sale of fixed maturity securities	—	35,100
Proceeds from sale of equity securities	8,200	7,900
Proceeds from maturities and redemptions of investments	85,100	42,400
Capital expenditures	(900)	(1,500)
Change in restricted cash and cash equivalents	2,400	(2,400)
Net cash used in investing activities	(81,200)	(20,800)
Financing activities
Cash transactions related to stock-based compensation	(300)	(400)
Dividends paid to stockholders	(1,900)	(1,900)
Excess tax benefits from stock-based compensation	600	1,100
Net cash used in financing activities	(1,600)	(1,200)
Net increase (decrease) in cash and cash equivalents	(58,000)	16,600
Cash and cash equivalents at the beginning of the period	103,600	34,500
Cash and cash equivalents at the end of the period	$45,600	$51,100

Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP
The Company uses the following measures to evaluate its financial performance for the periods presented. Certain measures are considered non-GAAP financial measures under applicable SEC rules and include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measures.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. Some of these measures also exclude net realized gains, net of taxes, and/or accumulated other comprehensive income, net of taxes, and amortization of intangibles, net of taxes. Management believes these are important indicators of how well the Company creates value for its stockholders through its operating activities and capital management. These measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations or can be impacted by both discretionary and other economic factors and may not represent operating trends.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable. Reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures are provided in the following discussion.
Net Income before impact of the LPT Agreement is net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Operating income is net income before the impact of the LPT excluding net realized gains on investments, net of taxes, and amortization of intangibles, net of taxes.
Reconciliation of Net Income to Operating Income

	Three Months Ended		Years Ended
	March 31,		December 31,
(in millions)	2015	2014	2014	2013	2012
Net income	$14.0	$10.8	$100.7	$63.8	$106.9
Less: Impact of the LPT Agreement	3.1	4.3	55.0	37.9	99.9
Less: Net realized gains on investments, net of taxes	0.8	2.1	10.6	6.2	3.3
Plus: Amortization of intangibles, net of taxes	0.1	0.1	0.5	0.6	0.8
Operating income	$10.2	$4.5	$35.6	$20.3	$4.5

Reconciliation of Net Income per Share to Operating Income per Share

	Three Months Ended
	March 31,
	2015	2014
Weighted average shares outstanding
Basic	31,740,923	31,409,322
Diluted	32,454,064	31,989,970

Basic earnings per common share
Net income	$0.44	$0.34
Impact of the LPT Agreement	0.10	0.13
Net income before the impact of the LPT	0.34	0.21
Net realized gains on investments, net of taxes	0.02	0.07
Operating income	$0.32	$0.14

Diluted earnings per common share
Net income	$0.43	$0.34
Impact of the LPT Agreement	0.09	0.14
Net income before the impact of the LPT	0.34	0.20
Net realized gains on investments, net of taxes	0.03	0.06
Operating income	$0.31	$0.14
Deferred reinsurance gain–LPT Agreement (Deferred Gain) reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Stockholders' Equity Including the Deferred Gain is stockholders' equity including the Deferred reinsurance gain–LPT Agreement.
Average Stockholders' Equity Including the Deferred Gain is (a) the sum of stockholders' equity including the deferred gain at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Average stockholders' equity is (a) the sum of stockholders' equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Adjusted stockholders' equity is stockholders' equity including the Deferred Gain, less accumulated other comprehensive income, net.
Average adjusted stockholders' equity is the average of stockholders' equity including the deferred reinsurance gain-LPT Agreement, less accumulated other comprehensive income, net, for all quarters included in the calculation.
Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
Adjusted book value per share is adjusted stockholders' equity divided by the number of common shares outstanding.
GAAP book value per share is stockholders' equity divided by the number of common shares outstanding.

Reconciliation of Stockholders' Equity to Adjusted Stockholders Equity Including the Deferred Gain and Adjusted Stockholders' Equity

	Three Months Ended		Years Ended
	March 31,		December 31,
(in millions, except share data)	2015	2014	2014	2013	2012
Stockholders' equity	$709.5	$587.9	$686.8	$568.7	$539.4
Deferred reinsurance gain–LPT Agreement	204.1	245.2	207.0	249.1	281.0
Stockholders' equity including the Deferred Gain	913.6	833.1	893.8	817.8	820.4
Accumulated other comprehensive income, net	115.3	98.5	106.9	90.4	129.5
Adjusted stockholders' equity	$798.3	$734.6	$786.9	$727.4	$690.9

Common shares outstanding	31,875,156	31,375,759	31,493,828	31,299,930	30,771,479

Book value per share	$28.66	$26.55	$28.38	$26.13	$26.66
Adjusted book value per share	25.04	23.41	24.99	23.24	22.45
GAAP book value per share	22.26	18.74	21.81	18.17	17.53
Operating return on equity is the ratio of annualized operating income to adjusted average stockholders' equity for the periods presented.
Adjusted return on equity is the ratio of annualized net income before the LPT to average stockholders' equity including the Deferred Gain.
Return on equity is the ratio of annualized net income to average stockholders' equity for the periods presented.
Reconciliation of Operating Return on Equity and Return on Equity Before the LPT to Return on Equity

	Three Months Ended		Years Ended
	March 31,		December 31,
(in millions, except for percentages)	2015	2014	2014	2013
Annualized operating income	$40.8	$18.0
Operating income			$35.6	$20.3
Average adjusted stockholders' equity	792.6	731.0	757.2	709.2
Operating return on equity	5.1%	2.5%	4.7%	2.9%

Annualized net income before impact of the LPT	$43.6	$26.0
Net income before impact of the LPT			$45.7	$25.9
Average stockholders' equity including the Deferred Gain	903.7	825.5	855.8	819.1
Adjusted return on equity	4.8%	3.1%	5.3%	3.2%

Annualized net income	$56.0	$43.2
Net income			$100.7	$63.8
Average stockholders' equity	698.2	578.3	627.8	554.1
Return on equity	8.0%	7.5%	16.0%	11.5%

Calculation of Combined Ratio before the Impact of the LPT Agreement and Reconciliation to Current Accident Period Combined Ratio

	Three Months Ended
	March 31,
(in millions, except for percentages)	2015	2014
	(unaudited)
Net premiums earned	$159.0	$167.2

Losses and loss adjustment expenses	106.2	122.3
Loss & LAE ratio	66.8%	73.1%

Amortization of Deferred Gain related to losses	$2.4	$2.9
Amortization of Deferred Gain related to contingent commission	0.5	0.4
LPT Reserve Adjustment	—	0.7
LPT Contingent Commission Adjustment	0.2	0.3
Loss & LAE before impact of LPT	$109.3	$126.6
Impact of LPT	1.9%	2.6%
Loss & LAE ratio before impact of LPT	68.7%	75.7%

Commission expense	$18.7	$20.0
Commission expense ratio	11.7%	12.0%

Underwriting & other operating expenses	$33.5	$33.3
Underwriting & other operating expenses ratio	21.1%	20.0%

Total expenses	$158.4	$175.6
Combined ratio	99.6%	105.1%

Total expense before impact of the LPT	$161.5	$179.9
Combined ratio before the impact of the LPT	101.6%	107.6%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$109.3	$126.6
Plus: Favorable (unfavorable) prior period reserve development	(1.7)	(1.8)
Accident period losses & LAE before impact of LPT	$107.6	$124.8

Losses & LAE ratio before impact of LPT	68.7%	75.7%
Plus: Favorable (unfavorable) prior period reserve development ratio	(1.0)	(1.1)
Accident period losses & LAE ratio before impact of LPT	67.7%	74.6%

Combined ratio before impact of the LPT	101.6%	107.6%
Plus: Favorable (unfavorable) prior period reserve development ratio	(1.0)	(1.1)
Accident period combined ratio before impact of LPT	100.6%	106.5%
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE less (a) amortization of Deferred Gain; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. The commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Book value per share. Equity including Deferred Gain divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.